Supplement Dated May 23, 2013
To The Current Prospectus

ING USA Fixed Account I	ING GoldenSelect Guarantee Annuity
ING USA Fixed Account II	ING SmartDesign Multi-Rate Index Annuity
ING USA Guaranteed Account

Issued by ING USA Annuity and Life Insurance Company

This supplements your prospectus. Please read it carefully and keep it with your copy of the prospectus for future reference. If you have any questions, please call our Customer Contact Center at 1-800-366-0066.

Information about the ING USA Annuity and Life Insurance Company found in your Prospectus is deleted and replaced with the following:

ING USA Annuity and Life Insurance Company (“ING USA”) is an Iowa stock life insurance company, which was originally incorporated in Minnesota on January 2, 1973. Until May 7, 2013, ING USA was a wholly owned indirect subsidiary of ING Groep N.V. (“ING”), a global financial services holding company based in
The Netherlands. ING USA is authorized to sell insurance and annuities in all states, except New York and the
District of Columbia. The obligations under the Contract are solely the responsibility of ING USA Annuity and
Life Insurance Company.

Pursuant to an agreement with the European Commission (“EC”), ING has agreed to divest itself of ING U.S.,
Inc. and its subsidiaries, including ING USA (collectively “ING U.S.”), which constitutes ING’s U.S.-based retirement, investment management and insurance operations. To effect this divestment, on May 7, 2013 ING completed an initial public offering (“IPO”) of the common stock of ING U.S. While ING is currently the majority shareholder of the common stock of ING U.S., pursuant to the agreement with the EC mentioned above
ING is required to divest itself of at least 25% of ING U.S. by the end of 2013, more than 50% by the end of
2014 and 100% by the end of 2016.

X.INGUSA-13	May 2013